EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our reports dated March 11, 2008, with respect to the consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Hersha Hospitality Trust and subsidiaries.

/s/ KPMG LLP
Philadelphia, Pennsylvania
May 29, 2008